Exhibit 99.1

MEDALIST DIVERSIFIED REIT ANNOUNCES

PRICING OF ITS INITIAL PUBLIC OFFERING OF COMMON STOCK

Richmond, VA – November 28, 2018 – Medalist Diversified REIT (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S., today announced the pricing of its initial public offering of 240,000 shares of its common stock at a price to the public of $10.00 per share. These shares together with an aggregate of 1,995,000 shares previously sold by the Company through an initial exempt public offering pursuant to Regulation A promulgated under the Securities Act of 1933 are expected to start trading on the NASDAQ Capital Market under the symbol “MDRR” on November 28, 2018. In addition, Medalist manages $1,125,000 in Operating Partner Units (“OP Units”) that can be converted into common stock, which will result in total equity and OP Units under management of approximately $23,605,820.

Maxim Group LLC (“Maxim”) is acting as the sole book runner for the offering. The Company has granted Maxim a 45-day option to purchase up to an additional 36,000 shares of common stock to cover over-allotments, if any. The closing of the offering is expected to occur on November 30, 2018, subject to customary closing conditions.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus relating to the offering may be obtained by contacting Maxim Group LLC, 405 Lexington Ave, New York, New York 10174, or by calling (212) 895-3500. The final prospectus, when it is available, may also be obtained on the Securities and Exchange Commission's Web site at www.sec.gov.

About Maxim Group LLC

Maxim Group’s Investment Banking team provides strategic advice and financing solutions to companies in a range of industries located in the United States, Europe, Israel, and Asia. Their senior level investment banking professionals deliver financial and advisory solutions for emerging growth corporate clients generally ranging from $1 Billion and below in total enterprise value. The firm successfully raises capital for its clients by leveraging their institutional and private client distribution network and have built a powerful, multi-channel platform that reaches more than 2,000 U.S. institutional investors, global finance institutions and high net-worth private clients. For additional information on Maxim Group, please visit http://www.maximgrp.com/investment-banking/.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. The company uses a diverse approach and focuses on four property types Flex/Industrial, Multifamily, Neighborhood Shopping Centers and Limited Service Hotels. Medalist utilizes a rigorous and consistent process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to asset management while monitoring market for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

Investor Relations Contact: The Equity Group
Jeremy Hellman, Senior Associate (212) 836-9626 / jhellman@equityny.com	Terry Downs, Senior Associate (212) 836-9615 / tdowns@equityny.com